Exhibit 99.1

FOR IMMEDIATE WORLDWIDE RELEASE

Investor Contact:

Mark Namaroff

Senior Director, Investor Relations and Corporate Communications

(978) 326-4058

investorrelations@analogic.com

Analogic Appoints New Chief Financial Officer

PEABODY, Mass. (July 13, 2017) – Analogic Corporation (Nasdaq:ALOG), enabling the world’s medical imaging and aviation security technology, today announced that Michael Bourque has been appointed senior vice president, chief financial officer and treasurer effective July 13, 2017. He replaces Mark Frost, who will be leaving the company.

Mike Bourque joined Analogic in 2014 as vice president and corporate controller. He also served as the Company’s interim chief financial officer from April through November 2015. Before joining Analogic, Mike held a number of key financial leadership roles in both private and public multinational companies, most recently as vice president of finance and corporate controller at Axcelis Technologies. Before Axcelis he was director of corporate accounting at Charles River Laboratories and earlier in his career he held various positions of increasing responsibility in the audit practice at Ernst & Young, LLP. Mike holds a bachelor of science degree in accountancy from Bentley University.

Fred Parks, president and CEO, commented, “Through his roles at Analogic, Mike has demonstrated the ability to lead our finance organization and an in-depth knowledge of our business. We are confident in Mike’s financial leadership as we position Analogic for renewed success.”

Parks added, “I would like to thank Mark for his service to Analogic and as an integral member of our senior leadership team. We wish him the very best.”

About Analogic – 50 Years of Imaging Innovation

Analogic (Nasdaq:ALOG) provides leading-edge healthcare and security technology solutions to advance the practice of medicine and save lives. We are recognized around the world for advanced imaging and real-time guidance technologies used for disease diagnosis and treatment as well as for automated threat detection. Our market-leading ultrasound systems, led by our flagship BK Ultrasound brand, used in procedure-driven markets such as urology, surgery, and point-of-care, are sold to clinical practitioners around the world. Our advanced imaging technologies are also used in computed tomography (CT), magnetic resonance imaging (MRI) and digital mammography systems, as well as automated threat detection systems for aviation security. Analogic is headquartered just north of Boston, Massachusetts. For more information, visit www.analogic.com.

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